News Release

FOR IMMEDIATE RELEASE	CONTACT
March 17, 2008	Craig Renner
301-843-8600

ACPT REPORTS RESULTS FOR 2007; SUSPENDS DIVIDEND PAYMENT

ST. CHARLES, MD.— American Community Properties Trust, (AMEX: APO) a diversified real estate organization, today announced results for the year ended December 31, 2007.  For the year ended December 31, 2007, ACPT reported a net loss of $541,000, or $0.10 per basic and diluted share, on revenues of $85,376,000.  This compares to net income of $4,591,000, or $0.88 per basic and diluted share, on revenues of $98,163,000 for the year ended December 31, 2006. For the year ended December 31, 2007, operating income was $16,082,000, compared to $24,995,000 in 2006.
ACPT reported net income of $718,000, or $0.14 per basic and diluted share, on revenues of $23,919,000 for the quarter ended December 31, 2007.  This compares to net income of $1,589,000, or $0.30 per basic and diluted share, on revenues of $28,050,000 for the same quarter in 2006.  For the quarter ended December 31, 2007, operating income was $4,771,000, compared to $7,675,000 in the fourth quarter of 2006.
The Company also reported that it will not declare a dividend for the first quarter of 2008. ACPT’s Board of Trustees cited the downturn in the residential real estate market and the need to use its resources conservatively to meet existing financial commitments as the key factors in their decision to suspend dividends. The decision to suspend dividends will be reevaluated by the Board of Trustees quarterly.
J. Michael Wilson, Chairman and Chief Executive Officer, attributed the decline in revenues, and the net loss, to the national deterioration in the new homes sales market in 2007, and noted that the decline overshadowed strong performance by other aspects of the Company’s operations. Mr. Wilson also noted that the Company announced in January 2008 that it had agreed to a temporary amendment to its lot sales agreement with Lennar Corp. “As part of the amendment, we agreed to accept the purchase of 78 total lots for 2007 in satisfaction of the 200 lot requirement, the originally contracted amount,” said Mr. Wilson. Lennar also agreed to purchase lots with an aggregate base purchase price of $3,722,000 on or before June 1, 2008. In addition, the Company temporarily agreed to reduce the final sales price of the 100 lots defined in the amendment from 30% to 22.5% of the base price of the home sold on the lot, with a guaranteed minimum price of $78,000 per single family lot and $68,000 per town home lot.
“Our long-term sales agreement with Lennar remains in place,” said Mr. Wilson. “However, the Company believes this temporary amendment was necessary to protect this important relationship.”
Mr. Wilson also noted that the ongoing impact of the implementation of a new accounting pronouncement, Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), and expenditures related to exploring the possibility of a strategic transaction, contributed to the year-end loss.  Effective January 1, 2007, the Company implemented FIN 48, which resulted in a reduction of net income for 2007 by $726,000. The Company also reported $727,000 in 2007 for expenditures related to obtaining a strategic partner for the Company.
The weakness in the housing market negatively impacted the Company’s community development land sales and homebuilding operations. Community development land sales in St. Charles decreased by $6,481,000, or 31%, in 2007 compared to 2006.  In 2007, the Company sold 44 town home lots and 34 single family lots in St. Charles’s Fairway Village to Lennar, compared to 65 town home lots and 70 single family lots in 2006.  “The decline in residential revenue was offset in part by strong sales of commercial parcels during 2007,” said Mr. Wilson. In 2007, the Company reported the sale of $5,333,000 in commercial parcels, compared to $2,903,000 in 2006, an increase of 84%.
In Parque Escorial, homebuilding sales decreased $12,258,000, or 62%. Of the remaining 50 condominium units within Torres del Escorial, the Company reported the sale of 29 of these units during 2007.  This compares to 78 units sold during 2006. The Company expects to complete the sale of the remaining 21 units in the Torres section of the planned community in 2008, and has begun development work on the next section of the planned community.
Edwin L. Kelly, Vice Chairman, President and Chief Operating Officer, noted that rental property revenues totaled $60,722,000 for 2007, an increase of 12%.  Operating income for the rental properties also increased 11% for 2007 as compared to 2006.  Mr. Kelly attributed the increase to the opening of Sheffield Greens apartments in St. Charles, a full twelve months of operation of two properties purchased in Baltimore, Maryland, in 2006, and overall rent increases of 4% at properties in the United States and 3% at properties in Puerto Rico.

Mr. Kelly noted that the Company invested $30 million in community development expenditures in Parque Escorial and St. Charles in 2007.
“Our planned communities continue to offer a wide array of alternatives to different business endeavors, to residents seeking attractive and comfortable apartments, and to people who are seeking new homes. In addition, with the Company’s continuing infrastructure investments in St. Charles and Parque Escorial, we believe we will be well-positioned to capitalize on sales opportunities when the housing market improves,” said Mr. Kelly.
Mr. Kelly added that the Company’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.
ACPT (AMEX:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, investment apartment properties, and asset management services. ACPT is currently listed on the American Stock Exchange under the symbol AmCmntyProp (APO).
When filed, ACPT's Form 10-K will be available via the Internet at www.acptrust.com
Certain matters within this press release may be deemed to be forward- looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007 when filed with the Securities and Exchange Commission.

AMERICAN COMMUNITY PROPERTIES TRUST
Financial Highlights

	For the Years Ended		For the Three Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06
	(Audited)	(Audited)	(Unaudited)	(Unaudited)

Revenues	$85,376,000	$98,163,000	$23,919,000	$28,050,000

Expenses	69,294,000	73,168,000	19,148,000	20,375,000

Operating income	16,082,000	24,995,000	4,771,000	7,675,000

Other income/(expenses)	(16,930,000)	(17,510,000)	(4,341,000)	(4,946,000)

Income (loss) before provision (benefit) for income taxes	(848,000)	7,485,000	430,000	2,729,000

Provision (benefit) for income taxes *	(307,000)	2,894,000	(288,000)	1,140,000

Net income	$(541,000)	$4,591,000	$718,000	$1,589,000
Earnings per share
Basic and Diluted	$(0.10)	$0.88	$0.14	$0.30

Weighted average shares outstanding
Basic	5,207,000	5,201,000	5,210,000	5,206,000
Diluted	5,207,000	5,201,000	5,214,000	5,206,000

Quarterly cash dividend per share	$0.30	$0.40	$-	$0.10
Special cash dividend per share	-	0.43	-	-

Total cash dividends per share	$0.30	$0.83	$-	$0.10

Note 1: The results for the year and quarter ended December 31, 2007 reflect the adoption of Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (FIN 48) on January 1, 2007.

Note 2: The results for the year and quarter ended December 31, 2006 reflect the adoption of Emerging Issues Task Force Issue 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” (“EITF 04-05”) on January 1, 2006.

*  The benefit for income taxes in 2007 includes $460,000 recorded in the 4th quarter 2007 related to the statutory rate change for Maryland and its impact on our net deferred tax assets.
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